Exhibit 11

                          MILLER BUILDING SYSTEMS, INC.
                                AND SUBSIDIARIES

              Statement Regarding Computation of Per Share Earnings

                                             Three Months Ended         Nine Months Ended
                                             April 1,     April 2,     April 1,     April 2,

                                              1995         1994         1995         1994
Calculation of primary earnings (loss)
 per common share:

 Net income (loss)                         $ (370,960)  $   23,624   $   56,028   $  399,412
                                           ==========   ==========   ==========   ==========
 Shares outstanding, net of
 treasury shares, at beginning of
 period                                     3,100,963    3,249,078    3,158,578    3,249,078

 Average number of shares arising
 from the exercise of stock options              -            -           3,679         -

 Additional shares assuming
 exercise as of the beginning of
 the fiscal year of dilutive stock
 options, based on the treasury
 stock method using the average
 market price for the period                     -         17,275        23,353       17,275

 Average number of shares from the
 sale of treasury stock                          -           -           12,802         -

 Average number of shares purchased
 as treasury stock                               -        (54,296)      (61,606)     (54,296)
                                           ----------  ----------    ----------   ----------
Weighted average shares and
equivalent shares outstanding               3,100,963   3,212,057     3,136,806    3,212,057
                                           ==========  ==========    ==========   ==========

Primary earnings (loss) per share:         $     (.12) $      .01    $      .02   $      .12
                                           ==========  ==========    ==========   ==========

Fully dilutive earnings (loss) per share do not differ from primary earnings per share.
